                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747

                            PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED MARCH 27, 2006)

        PRINCIPAL-PROTECTED FX LINKED SECURITIES

        UBS AG $12,775,000 100% PRINCIPAL PROTECTED NOTES LINKED TO A CURRENCY BASKET
        DUE MAY 30, 2008

           Issuer:                   UBS AG
           Maturity Date:            May 30, 2008 (investment term of two years)
           Coupon:                   We will not pay you interest during the term of the Notes.
           Currency Basket:          The basket (the "Basket") will be composed of three spot
                                     rates (the "Basket Rates"). The Basket Rates, their
                                     weightings in the Basket and the value of each Basket Rate as of May 23, 2006 at 2:45 p.m. New York time are as
                                     follows:

                                                                                                               SPOT RATE AS OF
                                       BASKET RATES                                    WEIGHT                      5/23/06
                                       ---------------------------------------------------------------------------------------
                                       EUR/USD spot rate.............................    33%      ..............1.2831
                                       GBP/USD spot rate.............................    33%      ..............1.8816
                                       USD/JPY spot rate.............................    34%      ..............111.76

                                     The EUR/USD spot rate expresses the amount in U.S. dollars that can be exchanged for one Euro.
                                     The GBP/USD spot rate expresses the amount of U.S. dollars that can be exchanged for one British pound.
                                     The USD/JPY spot rate expresses the amount of Japanese yen that can be exchanged for one U.S. dollar.



           Payment at Maturity:      You will receive a payment at maturity that is based on the
                                     Final Basket Value relative to the Initial Basket Value:
                                     - IF THE BASKET RETURN (AS DEFINED BELOW) IS POSITIVE (THE
                                       U.S. DOLLAR VALUE DEPRECIATES RELATIVE TO THE OTHER
                                       CURRENCIES IN THE BASKET), you will receive 100% of your
                                       principal amount, plus an additional 1.2% of your
                                       principal amount for every 1% that the Basket Return (as
                                       defined below) exceeds 0%. This occurs if, over the term
                                       of the Notes, the underlying currencies have appreciated
                                       in the aggregate against the U.S. dollar.
                                     - If the Basket Return is less than or equal to zero, you
                                       will receive 100% of your principal amount.
                                     THE BASKET RETURN REFLECTS THE CHANGE IN THE VALUE OF THE
                                     BASKET OVER THE TERM OF THE NOTES. YOU WILL RECEIVE A
                                     PAYMENT AT MATURITY IN EXCESS OF THE PRINCIPAL AMOUNT OF
                                     YOUR NOTES ONLY IF THE BASKET RETURN IS POSITIVE AS OF MAY
                                     28, 2008 (THE "FINAL VALUATION DATE").
                                     For a description of how your payment at maturity will be
                                     calculated, see "How will your payment at maturity be
                                     calculated?" on page S-4 and "Specific Terms of the Notes--
                                     Payment at Maturity" on page S-17.
           Basket Return:            Final Basket Value - Initial Basket Value
                                     ---------------------------------------
                                              Initial Basket Value
           Initial Basket Value:     100
           Final Basket Value:       The Final Basket Value will be calculated as follows:
                                     100 x (1 + (0.33 x EUR Spot Rate Return) + (0.33 x GBP Spot
                                     Rate Return) + (0.34 x JPY Spot Rate Return))
           Booking Branch:           UBS AG, Jersey Branch
           Calculation Agent:        UBS Securities LLC
           CUSIP Number:             90261KMK3

        SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                          Price to      Underwriting      Proceeds to
                                           Public         Discount          UBS AG
           Per Note.................        100%           1.25%            98.75%
           Total....................     $12,775,000    $159,687.50     $12,615,312.50

        UBS INVESTMENT BANK            UBS FINANCIAL SERVICES INC.
        Prospectus Supplement dated May 23, 2006
                                                                  [UBS LOGO]

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE PRINCIPAL-PROTECTED SECURITIES?

The Principal-Protected Securities (the "Notes") are medium-term notes issued by UBS whose return is linked to a basket (the "Basket"), offering 100% principal protection and 120% participation in any appreciation in the Basket between May 23, 2006 (the trade date) and May 28, 2008 (the final valuation date) (the "term of the Notes"). The return on the Notes is linked to the performance of the Basket, which in turn is based on the performance of three spot rates (the "Basket Rates"). The Basket Rates and their relative weightings are set forth below:

                                                                                  SPOT RATE AS OF
               BASKET RATES                               WEIGHT                      5/23/06
               ----------------------------------------------------------------------------------
               EUR/USD spot rate........................    33%                     1.2831
               GBP/USD spot rate........................    33%                     1.8816
               USD/JPY spot rate........................    34%                     111.76

The EUR/USD spot rate expresses the amount in U.S. dollars that can be exchanged for one Euro. The initial value of the EUR/USD spot rate (the "Initial EUR/USD Spot Rate") is 1.2831. The GBP/USD spot rate expresses the amount of U.S. dollars that can be exchanged for one British pound. The initial value of the GBP/USD spot rate (the "Initial GBP/USD Spot Rate") is 1.8816. The USD/JPY spot rate expresses the amount of Japanese yen that can be exchanged for one U.S. dollar. The initial value of the USD/JPY spot rate (the "Initial USD/JPY Spot Rate") is 111.76. The Initial EUR/USD spot rate, the Initial GBP/USD spot rate and the Initial USD/JPY Spot Rate represent the value of each spot rate reported by Bloomberg L.P. at approximately 2:45 p.m. New York City time on the trade date.

You will receive a payment at maturity that is based on the Basket Return, which measures the change in the value of the Basket over the term of the Notes, as described below:

- If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional 1.2% of your principal amount for every 1% that the Basket Return (as defined below) exceeds 0%.

- If the Basket Return is less than or equal to zero, you will receive 100% of your principal amount.

The Initial Basket Value is 100 and the Final Basket Value will be calculated as follows:
100 x (1 + (0.33 x EUR Spot Rate Return) + (0.33 x GBP Spot Rate Return) + (0.34 x JPY Spot Rate Return)
The return on each Basket Rate will be based on the appreciation or depreciation in the value of such Basket Rate over the term of the Notes. For further information concerning the calculation of the return of each Basket Rate and of the payment at maturity, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-17.

The "Basket Return" measures the change in the values of the Basket Rates over the term of the Notes and is expressed as follows:

                  Final Basket Value - Initial Basket Value
Basket Return =  -------------------------------------------
                            Initial Basket Value

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-17.

SELECTED PURCHASE CONSIDERATIONS

- GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate in possible increases in the value of the Basket as expressed by changes in the Basket Rates. You will receive 120% of any positive Basket Return at maturity. If you sell the Notes prior to maturity, you will be exposed to fluctuations in the values of the Basket Rates without the benefit of principal protection.

- PRINCIPAL PROTECTION--At maturity, you will receive at least 100% of your principal amount, or $1,000 per $1,000 principal amount of the Notes, even if the Basket Return is zero or negative.

- U.S. DOLLAR DENOMINATED--The Notes trade and are settled in the U.S. market in U.S. dollars.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement beginning on page S-8 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 61.

- NO INTEREST PAYMENTS--You will not receive any periodic interest payments on the Notes.

- THE AMOUNT YOU RECEIVE AT MATURITY MAY RESULT IN A YIELD THAT IS LESS THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY--The amount you receive at maturity may result in a yield that is less than the return you could earn on other investments. For example, your yield may be lower than the yield you would earn if you bought a standard United States dollar-denominated senior non-callable debt security of UBS with the same stated maturity date.

- PRINCIPAL PROTECTION ONLY IF YOU HOLD THE NOTES TO MATURITY--If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a discount, and you will not have the benefit of principal protection from any decline in the value of the Basket as expressed by changes in the Basket Rates. You should be willing to hold your Notes to maturity.

- THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--We do not intend to list the Notes on any stock exchange, and there can be no assurances that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

- You believe that the values of the Basket Rates will increase (the currencies in the Basket appreciate relative to the U.S. dollar) over the term of the Notes.

- You seek an investment that offers principal protection when the Notes are held to maturity.

-  You are willing to hold the Notes to maturity.

-  You seek an investment with a return linked to the Basket Rates.

-  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

-  You seek current income from your investment.

- You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.

-  You seek an investment for which there will be an active secondary market.

-  You are unable or unwilling to hold the Notes until maturity.

WHAT ARE THE EURO, THE BRITISH POUND AND THE JAPANESE YEN?

The Euro is the official currency of the member states of the European Economic and Monetary Union (the "European Monetary Union"). It was introduced in 1999 and replaced the national currencies of the then 11 participating countries. Today, the Euro is the official currency of 12 nations including: Germany, Belgium, Greece, Luxembourg, Spain, France, Ireland, Italy, the Netherlands, Austria, Portugal and Finland. Other current and future European Monetary Union countries may adopt the Euro as their official currency. The British pound is the official currency of the United Kingdom. The Japanese yen is the official currency of Japan. We have obtained information in this prospectus supplement relating to the European Monetary Union, the Euro, the British pound and the Japanese yen from public sources without independent verification.

WHAT DOES THE BASKET RETURN REFLECT?

The Basket is composed of the Basket Rates, each of which is given approximately equal weight in determining the value of the Basket. The Basket Return reflects the change in the value of the Basket Rates over the term of the Notes. In order to calculate the Final Basket Value, the calculation agent on the final valuation date will determine the difference between the final spot rate and the initial spot rate for each of the Basket Rates, aggregating the currency return for each of the Basket Rates (whether positive or negative) to obtain the Final Basket Value as described in greater detail below. See "How will your payment at maturity be calculated?" on page S-4.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a single debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to 5.4027% per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual payment at maturity will be, or that the actual payment at maturity will even exceed the principal amount of your Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" beginning on page S-24.

HOW WILL YOUR PAYMENT AT MATURITY BE CALCULATED?

Your payment at maturity will depend on the Final Basket Value relative to the Initial Basket Value.

- If the Final Basket Value is less than or equal to the Initial Basket Value of 100, you will receive $1,000 for each $1,000 principal amount of your Notes. Even if the Final Basket Value is substantially less than the Initial Basket Value, you will receive this amount at maturity.

- If the Final Basket Value is greater than the Initial Basket Value, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE SPOT RATE RETURN FOR EACH OF THE BASKET RATES.

          The EUR Spot Rate Return is the difference between the EUR/USD spot rate on the final valuation date (the "Final EUR/USD Spot Rate") relative to the Initial EUR/USD Spot Rate, expressed as a percentage calculated as follows:

                                            Final EUR/USD Spot Rate - Initial EUR/USD Spot Rate
                 EUR Spot Rate Return  =    ---------------------------------------------------
                                                         Initial EUR/USD Spot Rate

          An increase in the value of the Euro relative to the U.S. dollar is expressed as an increase in the EUR/USD spot rate.

          The GBP Spot Rate Return is the difference between the GBP/USD spot rate on the final valuation date (the "Final GBP/USD Spot Rate") relative to the Initial GBP/USD Spot Rate, expressed as a percentage calculated as follows:

                                            Final GBP/USD Spot Rate - Initial GBP/USD Spot Rate
                 GBP Spot Rate Return  =    ----------------------------------------------------
                                                         Initial GBP/USD Spot Rate

          An increase in the value of the British pound relative to the U.S. dollar is expressed as an increase in the GBP/USD spot rate.

          The JPY Spot Rate Return is the difference between the USD/JPY spot rate on the final valuation date (the "Final USD/JPY Spot Rate") relative to the Initial USD/JPY Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/JPY Spot Rate - Final USD/JPY Spot Rate
                 JPY Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/JPY Spot Rate

          An increase in the value of the Japanese yen relative to the U.S. dollar is expressed as a decrease in the USD/JPY spot rate.

STEP 2:  CALCULATE THE FINAL BASKET VALUE.

          The Final Basket Value will be calculated as follows:

          100 X (1 + (0.33 X EUR Spot Rate Return) + (0.33 X GBP Spot Rate Return) + (0.34 X JPY Spot Rate Return))

STEP 3:  CALCULATE THE BASKET RETURN

                                      Final Basket Value - Initial Basket Value
                 Basket Return  =    -------------------------------------------
                                                Initial Basket Value

STEP 4:  CALCULATE THE ADJUSTED PAYOUT PERCENTAGE

          Adjusted Payout Percentage = 100% + (1.2 X Basket Return)

STEP 5:  CALCULATE THE PAYMENT AT MATURITY.

          Payment at maturity = Adjusted Payout Percentage X principal amount of your Notes

HOW DO THE NOTES PERFORM AT MATURITY?

HYPOTHETICAL EXAMPLES

ASSUMPTIONS:

Initial Investment Level:                              $1,000
Initial Basket Value:                                     100
Participation Rate:                                       120%
Principal Protection:                                     100%
Investment Term:                                    Two years

BREAKEVEN OUTCOME:

EXAMPLE 1--THE FINAL BASKET VALUE IS 90 ON THE FINAL VALUATION DATE, BELOW THE INITIAL BASKET VALUE OF 100

If the Final Basket Value is less than the Initial Basket Value of 100, 100% of your investment is protected.

Your total payment at maturity would therefore be $1,000.00, which includes:

-  Principal Amount                                         $1,000.00

-  Minimum Payout (100% of principal amount)                    X100%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,000.00    (100% of $1,000, the minimum
                                                            =========
                                                                         payment on the Notes)
                              LOSS......................        $0.00

EXAMPLE 2--THE FINAL BASKET VALUE IS 100 ON THE FINAL VALUATION DATE, EQUAL TO THE INITIAL BASKET VALUE

Since the Final Basket Value is equal to the Initial Basket Value, you will receive 100% of your principal amount.

Your total payment at maturity would therefore be $1,000.00, which includes:

-  Principal Amount                                       $1,000.00

-  Minimum Payout (100% of principal amount).                 X100%
                                                          ---------
                              PAYMENT AT MATURITY:        $1,000.00    (100% of $1,000, the minimum
                                                          =========
                                                                       payment on the Notes)
                              LOSS                            $0.00

GAIN OUTCOMES:

EXAMPLE 3--THE FINAL BASKET VALUE IS 103 ON THE FINAL VALUATION DATE, A 3% INCREASE FROM THE INITIAL BASKET VALUE OF 100

Since the Final Basket Value is above the Initial Basket Value of 100, you will receive 100% of your principal amount, plus an additional payment equal to 3.6% of your principal amount.

                 103 - 100
Basket Return:  -----------  = 3%
                    100

Adjusted Payout Percentage:  100% + (1.2 X 3%) = 103.6%

Your total payment at maturity would therefore be $1,036.00 (a 3.6% total return on investment), which includes:

-  Principal Amount                                         $1,000.00

-  Adjusted Payout Percentage                                 X103.6%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,036.00    (103.6% of $1,000)
                                                            =========
                              INCOME                           $36.00

EXAMPLE 4--THE FINAL BASKET VALUE IS 111 ON THE FINAL VALUATION DATE, AN 11% INCREASE FROM THE INITIAL BASKET VALUE OF 100

Since the Final Basket Value is greater than the Initial Basket Value of 100, you will receive 100% of your principal amount, plus an additional payment equal to 13.2% of your principal amount.

                 111 - 100
Basket Return:  -----------  = 11%
                    100

Adjusted Payout Percentage: 100% + (1.2 X 11%) = 113.2%

Your total payment at maturity would therefore be $1,132.00 (a 13.2% total return on investment) which includes:

-  Principal Amount                                         $1,000.00

-  Adjusted Payout Percentage                                 X113.2%
                                                            ---------
                              PAYMENT AT MATURITY:          $1,132.00    (113.2% of $1,000)
                                                            =========
                              INCOME                          $132.00

HYPOTHETICAL PERFORMANCE AT MATURITY

                                                    TOTAL AMOUNT
               % CHANGE FROM      PAYMENT AT         PAYABLE AT        TOTAL RATE OF
BASKET VALUE    THE INITIAL    MATURITY IN % OF     MATURITY PER         RETURN ON
AT EXPIRY      BASKET VALUE    PRINCIPAL AMOUNT         NOTE               NOTES
------------   -------------   ----------------   -----------------   ---------------
     90           -10.00%          100.00%            $1,000.00            0.00%
     91            -9.00%          100.00%            $1,000.00            0.00%
     92            -8.00%          100.00%            $1,000.00            0.00%
     93            -7.00%          100.00%            $1,000.00            0.00%
     94            -6.00%          100.00%            $1,000.00            0.00%
     95            -5.00%          100.00%            $1,000.00            0.00%
     96            -4.00%          100.00%            $1,000.00            0.00%
     97            -3.00%          100.00%            $1,000.00            0.00%
     98            -2.00%          100.00%            $1,000.00            0.00%
     99            -1.00%          100.00%            $1,000.00            0.00%
    100             0.00%          100.00%            $1,000.00            0.00%
    101             1.00%          101.20%            $1,012.00            1.20%
    102             2.00%          102.40%            $1,024.00            2.40%
    103             3.00%          103.60%            $1,036.00            3.60%
    104             4.00%          104.80%            $1,048.00            4.80%
    105             5.00%          106.00%            $1,060.00            6.00%
    106             6.00%          107.20%            $1,072.00            7.20%
    107             7.00%          108.40%            $1,084.00            8.40%
    108             8.00%          109.60%            $1,096.00            9.60%
    109             9.00%          110.80%            $1,108.00           10.80%
    110            10.00%          112.00%            $1,120.00           12.00%
    111            11.00%          113.20%            $1,132.00           13.20%
    112            12.00%          114.40%            $1,144.00           14.40%
    113            13.00%          115.60%            $1,156.00           15.60%
    114            14.00%          116.80%            $1,168.00           16.80%
    115            15.00%          118.00%            $1,180.00           18.00%
    116            16.00%          119.20%            $1,192.00           19.20%
    117            17.00%          120.40%            $1,204.00           20.40%
    118            18.00%          121.60%            $1,216.00           21.60%
    119            19.00%          122.80%            $1,228.00           22.80%
    120            20.00%          124.00%            $1,240.00           24.00%

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the performance of the Basket Rates over the term of the Notes. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS PROTECTED ONLY IF YOU HOLD YOUR NOTES TO MATURITY

You will receive at least the minimum payment of 100% of the principal amount of your Notes if you hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you will not be entitled to principal protection or any minimum total return on the portion of your Notes sold. You therefore should be willing to hold your Notes to maturity.

OWNING THE NOTES IS NOT THE SAME AS OWNING EURO, BRITISH POUNDS AND JAPANESE YEN

The return on your Notes may not reflect the return you would realize if you actually purchased Euro, British pounds and Japanese yen and converted them into U.S. dollars on the final valuation date. The EUR/USD spot rate, the GBP/USD spot rate and USD/JPY spot rate are calculated by reference to the value of the Euro, British pound and Japanese yen, respectively, relative to the U.S. dollar without taking into consideration the value of these components relative to other currencies or in other markets.

YOU MUST RELY ON YOUR OWN EVALUATION OF THE MERITS OF AN INVESTMENT LINKED TO THE BASKET RATES

In the ordinary course of our and their businesses, we or one or more of our affiliates from time to time express views on expected movements in foreign currency exchange rates, including the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate. These views are sometimes communicated to clients who participate in foreign exchange markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in foreign currencies may at any time have significantly different views from our views or those of our affiliates. For reasons such as these, we believe that most investors in foreign exchange markets derive information concerning those markets from multiple sources. In connection with your purchase of the Notes, you should investigate the foreign exchange markets and not rely on views which may be expressed by us or our affiliates in the ordinary course of our or their businesses with respect to future exchange rate movements.

THE BASKET IS COMPOSED OF THE BASKET RATES; ANY POSITIVE RETURN IN ONE BASKET RATE MAY BE OFFSET BY A NEGATIVE RETURN IN ANOTHER BASKET RATE

The Notes are linked to the performance of the Basket, which is composed of the three Basket Rates. Each of the Basket Rates is given substantially equal weight in determining the value of the Basket. Accordingly, the performance of the Basket will be based on the aggregate appreciation or depreciation of the Basket Rates taken as a whole. Therefore, a positive return in one Basket Rate may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another Basket Rate, resulting in an aggregate Basket Return equal to or less than zero. For example, the combination of a 5.5% EUR Spot Rate Return and an 8.2% JPY Spot Rate Return would be substantially offset by a

RISK FACTORS
--------------------------------------------------------------------------------

-14% GBP Spot Rate Return, resulting in a Basket Return of approximately zero and a payment at maturity to you of only your principal amount.

YOU SHOULD MAKE SUCH INVESTIGATION AS YOU DEEM APPROPRIATE AS TO THE MERITS OF AN INVESTMENT LINKED TO THE BASKET RATES. NEITHER THE OFFERING OF THE NOTES NOR ANY VIEWS WHICH MAY FROM TIME TO TIME BE EXPRESSED BY US OR OUR AFFILIATES IN THE ORDINARY COURSE OF OUR OR THEIR BUSINESSES WITH RESPECT TO FUTURE MOVEMENTS IN FOREIGN EXCHANGE MARKETS CONSTITUTES A RECOMMENDATION AS TO THE MERITS OF AN INVESTMENT IN THE NOTES

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE EUR/USD SPOT RATE, THE GBP/USD SPOT RATE AND THE USD/JPY SPOT RATE ON ANY DAY WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include:

- supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market

-  Euro, British pound and Japanese yen interest rates

-  the time remaining to the final valuation date

-  the creditworthiness of UBS

- volatility of the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate.

THE EUR/USD SPOT RATE, THE GBP/USD SPOT RATE AND THE USD/JPY SPOT RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS

The EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate are a result of the supply of, and demand for, each currency, and changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in the European Monetary Union, United Kingdom, Japan and the United States. These conditions include, for example, the overall growth and performance of the economies of the United States, the European Monetary Union, United Kingdom and Japan, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, the European Monetary Union, United Kingdom and Japan, market interventions by the Federal Reserve Board or the respective central banks of the European Monetary Union, United Kingdom and Japan, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the U.S., the European Monetary Union, United Kingdom and Japan, the stability of the government of the United States and the governments of the European Monetary Union, United Kingdom and Japan and their respective banking systems, the structure of and confidence in the global monetary system, wars in which the United States or the European Monetary Union, United Kingdom and Japan are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States or the European Monetary Union, United Kingdom and Japan, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events.

Certain relevant information relating to the European Monetary Union, United Kingdom and Japan may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack

RISK FACTORS
--------------------------------------------------------------------------------

of availability of important information that can affect the value of the Basket Rates and must be prepared to make special efforts to obtain such information on a timely basis.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes are likely to trade differently from the market price of the Basket Rates, and changes in the market price of the Basket Rates are not likely to result in comparable changes in the market value of your Notes.

THE LIQUIDITY, TRADING VALUE AND AMOUNTS PAYABLE UNDER THE NOTES COULD BE AFFECTED BY THE ACTIONS OF THE GOVERNMENTS OF THE UNITED STATES, EUROPEAN MONETARY UNION, UNITED KINGDOM AND JAPAN

Exchange rates of most economically developed nations, including those of the European Monetary Union, United Kingdom and Japan, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including those of the United States, European Monetary Union, United Kingdom and Japan, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Euro, British pound, Japanese yen, the U.S. dollar or any other currency.

EVEN THOUGH THE EURO, BRITISH POUND, JAPANESE YEN AND THE U.S. DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE UNITED STATES

The interbank market for the Euro, British pound, Japanese yen and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the Euro, British pound, Japanese yen and the U.S. dollar are traded. To the extent that U.S. markets are closed while markets for the Euro, British pound, Japanese yen and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Notes.

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE NOTES

There may be little or no secondary market for the Notes. We do not intend to list the Notes on any U.S. stock exchange and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Securities LLC, UBS Financial Services Inc. and other

RISK FACTORS
--------------------------------------------------------------------------------

affiliates of UBS currently intend to act as market makers for the Notes, but they are NOT required to do so. If UBS Securities LLC, UBS Financial Services Inc. or any other affiliate makes a market in the Notes, it may stop doing so at any time.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

HISTORICAL PERFORMANCE OF THE EUR/USD SPOT RATE, THE GBP/USD SPOT RATE AND THE USD/JPY SPOT RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET RATES DURING THE TERM OF THE NOTES

It is impossible to predict whether any of the EUR/USD spot rate, the GBP/USD spot rate or the USD/JPY spot rate will rise or fall. The EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate will be influenced by complex and interrelated political, economic, financial and other factors. See "The EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate will be influenced by unpredictable factors which interrelate in complex ways" above.

TRADING BY UBS OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in foreign exchange or currency derivative transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-22, we or one or more of our affiliates may hedge our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions, such as options or futures on exchange-traded funds. Our trading and hedging activities may affect the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate and make it less likely that you will receive a return on your investment in the Notes. It is possible that UBS or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

UBS or its affiliates may also engage in trading in instruments linked to the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate. By introducing competing products into the marketplace in this manner, UBS or its affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the Euro, British pound, Japanese yen and the U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers, and in accounts

RISK FACTORS
--------------------------------------------------------------------------------

under their management. These trading activities, if they influence the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate could be adverse to the interests of the holders of the Notes.

We or one or more of our affiliates have published and may in the future publish research on foreign exchange markets, exchange rates and other matters that may have an influence on currency exchange rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may also discontinue providing any such research at any time, without notice.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-21. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Final Basket Level on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

--------------------------------------------------------------------------------

5-YEAR HISTORICAL BASKET LEVEL

The currencies underlying the Basket Rates are traded by all major foreign exchange traders around the world. The following table and graph set forth the hypothetical historical month-end values of the Basket from May 2001 through May 23, 2006, based upon the historical EUR/USD spot rate, GBP/USD spot rate and USD/JPY spot rate the participation rate of 120% and an Initial Basket Value of 100 on May 23, 2006. As of May 23, 2006, the EUR/USD spot rate was 1.2831, the GBP/USD spot rate was 1.8816 and the USD/JPY spot rate was 111.76. We obtained the trading price information for the Basket Rates from Bloomberg L.P., without independent verification. The hypothetical historical performance of the Basket should not be taken as an indication of future performance.

HISTORICAL MONTH END VALUES OF THE BASKET

                           [Basket Value Line Graph]

HISTORICAL BASKET LEVEL
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
DATE                                                             MONTH END BASKET VALUE
------------------------------------------------------------------------------------------
May-01......................................................              78.49
------------------------------------------------------------------------------------------
June-01.....................................................              77.14
------------------------------------------------------------------------------------------
July-01.....................................................              77.93
------------------------------------------------------------------------------------------
August-01...................................................              80.95
------------------------------------------------------------------------------------------
September-01................................................              81.08
------------------------------------------------------------------------------------------
October-01..................................................              79.71
------------------------------------------------------------------------------------------
November-01.................................................              78.80
------------------------------------------------------------------------------------------
December-01.................................................              77.25
------------------------------------------------------------------------------------------
January-02..................................................              75.06
------------------------------------------------------------------------------------------
February-02.................................................              75.71
------------------------------------------------------------------------------------------
March-02....................................................              76.06
------------------------------------------------------------------------------------------
April-02....................................................              78.29
------------------------------------------------------------------------------------------
May-02......................................................              80.14
------------------------------------------------------------------------------------------
June-02.....................................................              84.20
------------------------------------------------------------------------------------------
July-02.....................................................              84.27
------------------------------------------------------------------------------------------
August-02...................................................              84.53
------------------------------------------------------------------------------------------
September-02................................................              84.08
------------------------------------------------------------------------------------------
October-02..................................................              83.94
------------------------------------------------------------------------------------------
November-02.................................................              83.90
------------------------------------------------------------------------------------------
December-02.................................................              87.21
------------------------------------------------------------------------------------------
January-03..................................................              88.27
------------------------------------------------------------------------------------------
February-03.................................................              87.54
------------------------------------------------------------------------------------------
March-03....................................................              88.01
------------------------------------------------------------------------------------------
April-03....................................................              88.76
------------------------------------------------------------------------------------------
May-03......................................................              90.86
------------------------------------------------------------------------------------------
June-03.....................................................              90.34
------------------------------------------------------------------------------------------
July-03.....................................................              88.66
------------------------------------------------------------------------------------------
August-03...................................................              88.42
------------------------------------------------------------------------------------------
September-03................................................              93.21
------------------------------------------------------------------------------------------
October-03..................................................              94.12
------------------------------------------------------------------------------------------
November-03.................................................              95.71
------------------------------------------------------------------------------------------
December-03.................................................              99.15
------------------------------------------------------------------------------------------
January-04..................................................             100.02
------------------------------------------------------------------------------------------
February-04.................................................              99.73
------------------------------------------------------------------------------------------
March-04....................................................             100.51
------------------------------------------------------------------------------------------
April-04....................................................              96.38
------------------------------------------------------------------------------------------
May-04......................................................              98.18
------------------------------------------------------------------------------------------

HISTORICAL BASKET LEVEL
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
DATE                                                             MONTH END BASKET VALUE
------------------------------------------------------------------------------------------
June-04.....................................................              98.23
------------------------------------------------------------------------------------------
July-04.....................................................              96.95
------------------------------------------------------------------------------------------
August-04...................................................              97.75
------------------------------------------------------------------------------------------
September-04................................................              98.29
------------------------------------------------------------------------------------------
October-04..................................................             101.05
------------------------------------------------------------------------------------------
November-04.................................................             104.51
------------------------------------------------------------------------------------------
December-04.................................................             105.52
------------------------------------------------------------------------------------------
January-05..................................................             103.20
------------------------------------------------------------------------------------------
February-05.................................................             104.03
------------------------------------------------------------------------------------------
March-05....................................................             101.96
------------------------------------------------------------------------------------------
April-05....................................................             102.86
------------------------------------------------------------------------------------------
May-05......................................................              98.51
------------------------------------------------------------------------------------------
June-05.....................................................              96.82
------------------------------------------------------------------------------------------
July-05.....................................................              95.79
------------------------------------------------------------------------------------------
August-05...................................................              97.75
------------------------------------------------------------------------------------------
September-05................................................              95.35
------------------------------------------------------------------------------------------
October-05..................................................              94.53
------------------------------------------------------------------------------------------
November-05.................................................              92.36
------------------------------------------------------------------------------------------
December-05.................................................              92.96
------------------------------------------------------------------------------------------
January-06..................................................              94.89
------------------------------------------------------------------------------------------
February-06.................................................              94.24
------------------------------------------------------------------------------------------
March-06....................................................              93.90
------------------------------------------------------------------------------------------
April-06....................................................              97.90
------------------------------------------------------------------------------------------
May 23, 2006 (2:45pm NYT)...................................             100.00
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

VALUE OF THE NOTES

AT MATURITY. Your payment at maturity is based on the change in the value of the Basket Rates over the term of the Notes:

- If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional 1.2% of your principal amount for every 1% that the Basket Return exceeds 0%.

- If the Basket Value is less than or equal to zero, you will receive 100% of your principal amount, or $1,000 for each $1,000 principal amount of your Notes.

For a description of how your payment at maturity will be calculated, see "How will your payment at maturity be calculated?" beginning on page S-4 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-17.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the EUR/USD spot rate, the GBP/USD spot rate, and the USD/JPY spot rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

Your payment at maturity will depend on the Basket Return as calculated on the final valuation date:

If the Basket Return is positive, you will receive 100% of your principal amount, plus an additional 1.2% of your principal amount for every 1% that the Basket Return exceeds 0%.

-If the Basket Return is less than or equal to zero, you will receive $1,000 for each $1,000 principal amount of your Notes. Even if the Basket Return is substantially less than zero, you will receive this amount at maturity.

-If the Basket Value is greater than 100, the following steps are necessary to calculate your payment at maturity:

STEP 1:  CALCULATE THE SPOT RATE RETURN FOR EACH OF THE BASKET RATES.

          The EUR Spot Rate Return is the difference between the EUR/USD spot rate on the final valuation date (the "Final EUR/USD Spot Rate") relative to the Initial EUR/USD Spot Rate, expressed as a percentage calculated as follows:

                                            Final EUR/USD Spot Rate - Initial EUR/USD Spot Rate
                 EUR Spot Rate Return  =    ---------------------------------------------------
                                                         Initial EUR/USD Spot Rate

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

          The GBP Spot Rate Return is the difference between the GBP/USD spot rate on the final valuation date (the "Final GBP/USD Spot Rate") relative to the Initial GBP/USD Spot Rate, expressed as a percentage calculated as follows:

                                            Final GBP/USD Spot Rate - Initial GBP/USD Spot Rate
                 GBP Spot Rate Return  =    ----------------------------------------------------
                                                         Initial GBP/USD Spot Rate

          The JPY Spot Rate Return is the difference between the USD/JPY spot rate on the final valuation date (the "Final USD/JPY Spot Rate") relative to the Initial USD/JPY Spot Rate, expressed as a percentage calculated as follows:

                                            Initial USD/JPY Spot Rate - Final USD/JPY Spot Rate
                 JPY Spot Rate Return  =    ----------------------------------------------------
                                                          Final USD/JPY Spot Rate

          An increase in the value of the Japanese yen relative to the U.S. dollar is expressed as a decrease in the USD/JPY spot rate.

STEP 2:  Calculate the Final Basket Value.

           The Final Basket Value is calculated as follows:

          100 X (1 + (0.33 X EUR Spot Rate Return) + (0.33 X GBP Spot Rate Return) + (0.34 X JPY Spot Rate Return))

STEP 3:  Calculate the Basket Return.

           The Basket Return is the difference between Final Basket Value on the final valuation date relative to the Initial Basket Value of 100, expressed as a percentage, calculated as follows:

                                                 Final Basket Value - Initial Basket Value
                 Basket Return         =    ----------------------------------------------------
                                                            Initial Basket Value

STEP 4:  Calculate the Adjusted Payout Percentage on the Notes.

           Adjusted Payout Percentage = 100% + (1.2 X Basket Return)

STEP 5:  Calculate the payment at maturity.

           Payment at maturity = Adjusted Payout Percentage X principal amount of your Notes

For purposes of this section, the following terms shall have the meanings set forth below:

The "Initial Basket Value" is 100.

The "Final Basket Value" will be determined by the calculation agent and will be calculated as follows:

          100 X (1 + (0.33 X EUR Spot Rate Return) + (0.33 X GBP Spot Rate Return) + (0.34 X JPY Spot Rate Return))

The calculation agent will determine the EUR Spot Rate Return, the GBP Spot Rate Return and the JPY Spot Rate Return based on the value of the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate in the interbank market as reported by Bloomberg L.P. at approximately 10:00 a.m., New York City time, on the final valuation date. However, if any of the EUR/USD spot rate, the GBP/USD spot rate or the USD/JPY spot rate is not so quoted by Bloomberg L.P., then such exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date for the purchase or sale by the Reference Dealers of the Reference Amount for settlement two Business Days later. If fewer than two Reference Dealers provide such spot quotations, then such exchange rate

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date from three leading commercial banks in New York (selected in the sole discretion of the calculation agent), for the sale by such banks of the Reference Amount for settlement two Business Days later. If these spot quotations are available from fewer than three banks, then the calculation agent, in its sole discretion, shall determine which spot rate is available and reasonable to be used. If no spot quotation is available, then such exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on such date.

"Reference Dealers" as used herein, means Citibank, N.A., Deutsche Bank A.G. and JP Morgan Chase Bank, or their successors.

"Reference Amount" with respect to the EUR/USD spot rate, the GBP/USD spot rate and the USD/JPY spot rate, equals 1,000,000 U.S. dollars.

MATURITY DATE

The maturity date will be May 30, 2008 unless that day is not a business day, in which case the maturity date will be the next following business day.

FINAL VALUATION DATE

The final valuation date will be May 28, 2008.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

-  no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days' objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Basket Return, the Initial Basket Value, the Final Basket Value (and any intermediate calculations necessary to arrive at the Basket Return or the Final Basket Value), the occurrence of a market disruption event with respect to any Basket Rate, and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-8 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2006 (UNAUDITED)                                 CHF       USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)
Debt

  Debt issued(1)............................................   296,632   227,316
                                                               -------   -------
  Total Debt................................................   296,632   227,316
Minority Interest(2)........................................     5,571     4,269
Shareholders' Equity........................................    47,850    36,669
                                                               -------   -------
Total capitalization........................................   350,053   268,254
                                                               =======   =======

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.76632
---------------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

INCORPORATION OF INFORMATION ABOUT UBS AG

We incorporate by reference in this prospectus supplement UBS AG's submissions on Form 6-K, which UBS AG filed with the SEC on April 11, 2006 and May 4, 2006 (containing UBS AG's First Quarter 2006 Report).

--------------------------------------------------------------------------------

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain Swiss and United States tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States Holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to 5.4027% per annum, compounded semiannually, with a projected payment at maturity of $1,112.43 based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would generally be required to pay taxes on the following amounts of ordinary income from the Note each year: $31.92 in 2006, $56.50 in 2007, and $24.00 in 2008. However, if the amount you receive at maturity is greater than $1,112.43, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2008 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $1,112.43, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2008 by an amount that is equal to such difference. If the amount you receive at maturity is less than $1,088.43, then you would recognize a net ordinary loss in 2008 in an amount equal to such difference.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.

If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to

--------------------------------------------------------------------------------

be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchase the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss. You will generally only be able to use such ordinary loss to offset your income in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes, but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a

--------------------------------------------------------------------------------

permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND

If you hold Notes as a private individual and are a resident for tax purposes in Switzerland, you should consult with your own tax advisor. We expect that your investments will be treated, for Swiss income tax purposes, as an investment in short-term bonds with a variable, predominantly one-time return. If you are a private investor and hold your Notes until maturity, we expect that you will be taxed upon any proceeds from the repayment in excess of the principal amount initially invested. If you sell your notes to a third party prior to maturity, we expect that you will be taxed upon the difference between the sale proceeds and your initially invested amount.

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, UBS Financial Services Inc., or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-8
5-Year Historical Basket Level........  S-13
Value of the Notes....................  S-16
Specific Terms of the Notes...........  S-17
Use of Proceeds and Hedging...........  S-22
Capitalization of UBS.................  S-23
Supplemental Tax Considerations.......  S-24
ERISA Considerations..................  S-27
Supplemental Plan of Distribution.....  S-28

PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Information.................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Debt Securities We May
  Offer...............................    14
Description of Warrants We May Offer..    36
Legal Ownership and Book-Entry
  Issuance............................    53
Considerations Relating to Indexed
  Securities..........................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    62
U.S. Tax Considerations...............    65
Tax Considerations Under the Laws of
  Switzerland.........................    76
ERISA Considerations..................    78
Plan of Distribution..................    79
Validity of the Securities............    82
Experts...............................    82

[UBS LOGO]

PRINCIPAL-PROTECTED
FX LINKED SECURITIES

UBS AG $12,775,000 100%
PRINCIPAL PROTECTED NOTES LINKED TO A CURRENCY BASKET DUE MAY 30, 2008

PROSPECTUS SUPPLEMENT

MAY 23, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)

UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.